Exhibit 3.3

AMENDMENT TO BYLAWS

OF

COMPUTER VISION SYSTEMS LABORATORIES, CORP.

A Florida corporation

This Amendment to Bylaws amends, modifies and supplements the existing Bylaws of Computer Vision Systems Laboratories, Corp. (the “corporation”) by adding a new Article 9 to such Bylaws to read as follows:

ARTICLE 9 — INDEMNIFICATION

9.1                               Directors and Officers.  The corporation shall indemnify its directors and officers to the fullest extent not prohibited by the Florida Business Corporation Act (the “FBCA”) or any other applicable law; provided, however, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person (a proceeding initiated by a director of officer shall not include a mandatory counterclaim under applicable law) unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the FBCA or any other applicable law or (iv) such indemnification is required to be made under this Article 9.

9.2                               Other Employees and Other Agents.  The corporation shall have power to indemnify its other employees and other agents as set forth in the FBCA or any other applicable law.

9.3                               Expenses.  The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding; provided, however, that, if the FBCA requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 9.3 or otherwise.

9.4                               Enforcement.  Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Article 9 shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer.  Any right to indemnification or advances granted by this Article 9 to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, by the corporation, or (ii) no disposition of such claim is made by the corporation within ninety (90) days of request therefor.  The claimant in such enforcement action, if successful in whole or in part, shall also be entitled to be reimbursed the expense of prosecuting the claim.  In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the FBCA or any other applicable law for the corporation to indemnify the claimant for the amount claimed.  Neither the failure of the corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the FBCA or any other applicable law, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

9.5                               Nonexclusivity of Rights.  The rights conferred on any person by this Article 9 shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office.  The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the FBCA or any other applicable law.

9.6                               Survival of Rights.  The rights conferred on any person by this Article 9 shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

9.7                               Insurance.  To the fullest extent permitted by the FBCA, or any other applicable law, the corporation, upon approval by the board of directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Article 9.

9.8                               Amendments.  Any repeal or modification of this Article 9 shall only be prospective and shall not affect the rights under this Article 9 in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any director, officer, employee or agent of the corporation.

9.9                               Saving Clause.  If this Article 9 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this Article 9 that shall not have been invalidated, or by any other applicable law.  If this Section 9.9 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and officer to the full extent under applicable law.

9.10                        Certain Definitions.  For the purposes of this Article 9, the following definitions shall apply:

(a)                                 The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony (including, without limitation, giving deposition testimony or responding to a subpoena) in, any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or information,.

(b)                                 The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(c)                                  The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article 9 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(d)                                 References to an “employee” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(e)                                  References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation that imposes duties on, or involves services by, such director, officer, employee, or agent with to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article 9.